Exhibit 10.2

PROMISSORY NOTE

$500,000	February 1, 2013

FOR VALUE RECEIVED, the undersigned (herein “Maker”), promises to pay to the order of Anuta Limited, a Seychelles corporation (“Payee”), the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest payable at a rate of 8% per annum in one payment, on February 1, 2016, subject to extension as hereinafter provided, (the “Maturity Date”) in lawful money of the United States of America unless Payee agrees to another form of payment.

1. If the Note is not paid on the Maturity Date, or if the Maker shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, then, and upon the happening of any such event, the Payee at its option, may declare the entire unpaid balance of the principal hereunder immediately due and payable with interest thereon as herein provided.

2. Amounts not paid when due hereunder shall bear interest from the due date until such amounts are paid at the rate of twenty-one percent (21%) per annum.

3. Notwithstanding any provision of this Note to the contrary, in the event that at any time the applicable rate of interest payable by Maker to Payee as stated in this Note (the “Contract Rate”) exceeds the highest or maximum rate of interest permissible to be charged by Payee under the laws of the State of Texas, or is determined by a tribunal or court of competent jurisdiction to be excessive and unenforceable (in each case, the “Maximum Legal Rate”), then the interest rate payable under this Note shall automatically be reduced to the Maximum Legal Rate for such period as the Contract Rate is higher than the Maximum Legal Rate.  If subsequently the Contract Rate becomes less than the Maximum Legal Rate, then the interest rate payable under this Note shall automatically become the Contract Rate.  Any amounts paid in excess of the Maximum Legal Rate shall be considered to have been payments in reduction of principal, and the outstanding principal balance shall be adjusted to reflect such prepayments of principal.

4. Presentment, demand, protest or notice of any kind are hereby waived by the Maker.  Maker may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to Maker.

5. In the case any one or more of the events of default specified in paragraph 1 above shall have happened and be continuing, the Payee may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings.

6. The Maker agrees to pay all reasonable costs of collection, including attorneys' fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys' fees shall be such amount as the court shall adjudge reasonable.

7. This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of Texas.

8. No delay or omission of the Payee to exercise any right hereunder, whether before or after the happening of any event of default, shall impair any such right or shall operate as a waiver thereof or of any event of default hereunder nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right.

9. This Note shall be subject to prepayment, at the option of the Maker, in whole or in part, at any time and from time to time, without premium or penalty.

10. This Note or any benefits or obligations hereunder may not be assigned or transferred by the Maker.

MAKER:

NOVAS ENERGY (USA), INC.

By: /s/ John Huemoeller
Name: John Huemoeller
Title: Chief Executive Officer